EXHIBIT 2.2.4
MASTER TECHNOLOGY SERVICES – STANDARD PROVISIONS
AN AGREEMENT (“Agreement”) is being entered into by and between Virtual Care Provider, Inc., a Wisconsin corporation (hereinafter “Service Provider”), with offices at 111 West Michigan Street, Milwaukee, Wisconsin 53203, and Assisted Living Concepts (hereinafter “Client”), 111 West Michigan Street, Milwaukee, Wisconsin 53203.
Background
Client desires to engage Service Provider from time to time pursuant to one or more Statement of Works to perform various technology-related Projects, and Service Provider is interested in accepting such engagements, subject to the parties’ further agreement on the scope and terms of each such Statement of Work.
Terms and Conditions
NOW THEREFORE, unless Client and Service Provider otherwise agree in writing, the following standards will govern the Statement of
Work(s):
1.	Definitions.
     The following definitions shall apply:
1.1	“Intellectual Property Rights” shall mean any rights under patent, semiconductor chip protection, copyright, trade secret, trademark, or similar laws throughout the world.

1.2	“Other Service Provider Software” shall mean any source or object code or other materials originally created independent of work under a Statement of Work, to the extent such code or materials are included in or used for the Work Product delivered to Client under a Statement of Work (e.g. commercially available preexisting software).

1.3	“Work Product” shall mean the deliverable items (services, materials, products, etc., but not hardware or software purchased from a third party supplier by Service Provider and resold or leased to Client) that Service Provider provides or creates as described more specifically in each applicable Statement of Work.

1.4	“Work Product IP Rights” shall mean all Intellectual Property Rights with respect to any Work Product created pursuant to a Statement of Work and delivered to Client by Service Provider (including without limitation any software source or object code), except to the extent that such Intellectual Property Rights relate to Other Service Provider Software included in the Work Product.
2.	Nature And Scope Of Work.
2.1	Statement of Work. This sets forth the general terms and conditions applicable to Projects which may be performed by Service Provider pursuant to one or more Statement of Works as provided below. Each Statement of Work shall be effective only when signed by both parties.

2.2	Statement of Works. A Statement of Work is a Project description that refers to this standard, describes work to be done pursuant to this standard, and identifies the Work Product to be produced and delivered there under. Each Statement of Work shall also preferably identify the services, equipment, facilities, and any other resources to be provided by each party in order for the tasks specified in such Statement of Work to be performed.
2.3 Adoption Of Statement of Works; Changes. Statement of Works, changes to Statement of Works, and amendments to these general terms and conditions shall be effective only if in writing accompanied by dated signatures of authorized representatives of both parties. Replacement pages initialed and dated by authorized representatives of both parties will be sufficient for that purpose. Unless otherwise indicated, a change or amendment shall be effective on the date signed by both parties. Each party recognizes that as various Projects are carried out, unforeseen circumstances may result in the need to change the scope of the Project described in the Statement of Work or may require other reasonable adjustments to the Statement of Work. Each party agrees to consider in good faith any changes proposed by the other party to any particular Statement of Work. However, no such Statement of Work shall be amended except in writing signed by both parties as described above. For example, as a result of the Health Information Portability and Accountability Act (“HIPAA”) and regulations which might be promulgated in connection therewith, certain modifications to the Agreement and/or internal procedures may be appropriate in order to comply therewith. Each party agrees to consider in good faith any such changes. However, no such changes shall be required unless agreed to in a writing signed by both parties as described above. In the event that modifications necessary as a result of HIPAA are not agreed upon within thirty days of a party requesting in writing that a change be made for that purpose, the party requesting the change will have the right to terminate the agreement.
3.	Performance.
3.1	Reasonable Efforts. Service Provider agrees to use commercially reasonable effort to perform the tasks specified in and to complete the Work Product specified in each applicable Statement of Work. Service Provider shall endeavor in good faith to provide services in a good and workmanlike manner by personnel having a level of skill commensurate with their responsibilities. However, Client acknowledges that “debugging” and similar working through of technology problems is a normal part of the computer technology development process (especially where problems derive from existing compatibility problems between software obtained from multiple different third party suppliers).

3.2	Target Dates. Unless otherwise expressly agreed in the Statement of Work, scheduled performance dates are Service Provider’s best estimates only, based on its experience. Both parties recognize that such dates are dependent on development, resource availability, funding, assistance, incompatibility between existing software, hardware, and communications systems, and other factors that may cause dates to shift or interfere with completion. Upon Client’s request, Service Provider will provide Client with reports on Service Provider’s progress with regard to specific Statement of Works and any anticipated delays in estimated work schedules.

3.3	Third-Party Resources. References to Work Product or the assignment to Service Provider of responsibility for particular services relating to Work Product shall not be construed to make Service Provider responsible for securing any related Intellectual Property Rights that may be owned or retained by third parties, unless the applicable Statement of Work expressly makes Service Provider responsible for securing those Intellectual Property Rights. Unless the problem arises because Service Provider fails to provide Intellectual Property Rights that it is required to provide, Client shall hold Service Provider harmless from all problems arising out of such Intellectual Property Rights being used by Service Provider or Client as contemplated in a Statement of Work. A statement or reference in a Statement of Work that Service Provider is responsible for obtaining third-party resources, including services, equipment, facilities, or Intellectual Property Rights, is subject to the availability of those resources.
4.	Payments.
     4.1 Method Of Compensation.
4.1.1 General. Client shall pay Service Provider fees for all work performed pursuant to these standards in accordance with one of two methods: (a) fixed price; or (b) hourly rate. The method of compensation will be specified in the Statement of Work. If no method is specified then the work will be performed on an hourly rate basis.

4.1.2 Fixed Price. If the fixed price method is specified in the Statement of Work, then the Client shall pay Service Provider the total fixed price specified in the Statement of Work in accordance with the schedule specified in the Statement of Work. If milestones are specified in the Statement of Work with percentages of completion, then Client shall pay Service Provider the specified percentage of the total fixed price upon completion or attainment of each such milestone. Otherwise, fifty percent (50%) of the fixed price specified in the Statement of Work shall be due upon execution of the Statement of Work and the remaining fifty percent (50%) shall be due within thirty days after delivery of the Work Product specified in the Statement of Work where the Work Product operates as required hereunder. The fixed price shall be payable without regard to the number of hours actually worked by Service Provider with respect to such Statement of Work, even if the hours used to determine the fixed price are set forth in the Statement of Work. However, any changes to the scope of the Project identified in the Statement of Work may require an increase in the fixed price for that Project. Such change to the scope and the correlating fixed price shall be agreed to in writing by amendment to the applicable Statement of Work.
4.1.3 Hourly Rate. If the hourly rate method is specified in the Statement of Work, then the Client shall pay Service Provider for all work performed by Service Provider (including travel time) pursuant to the Statement of Work at Service Provider’s then current standard hourly rate with respect to such services. Service Provider will advise Client of applicable hourly rates and may adjust these rates upon 90 days written notice to Client. Where a particular service needs to be provided and there is no standard existing rate provided therefore, Service Provider and Client shall jointly establish an initial rate before Service Provider shall be required to proceed therewith. If the Project is to be provided on an hourly basis, upon Client’s request, Service Provider will provide Client with a good faith estimate of the number of hours, costs and expenses that Service Provider reasonably believes will be needed for Service Provider’s performance under a Statement of Work. Such estimate will not be binding on Service Provider, but is intended to provide Client with a reasonable expectation of the hours and costs involved with a particular Project or task.
4.2	Expenses. Unless the Statement of Work otherwise specifies to the contrary, Client will reimburse Service Provider for all reasonable out of pocket third-party expenses relating to travel, telephone charges for computer connections, messenger and shipping costs, and media charges sustained by Service Provider in providing services to Client pursuant to the Statement of Work(s). Expenses for auto travel will be billed at the then-applicable federal mileage rate.

4.3	Payment. All fixed price fees shall be due as specified in Section 4.1.2. Fees for work performed on an hourly rate basis are incurred as the work is performed. All hourly fees and expenses shall be due within thirty (30) days after receipt of an invoice from Service Provider specifying the amount due. Any charges not paid within thirty days after they are due shall accrue interest at the rate of one and one-half (1.50%) per month. If Client does not pay any amount when due, Service Provider may temporarily stop work on any Statement of Work until such amount is paid, provided that Service Provider notifies Client of such stoppage of work. Any deadlines applicable to Service Provider under any Statement of Work may be delayed based on the delay caused by such work stoppage.

4.4	Compensation Upon Termination. In the event of any termination of any Statement of Work prior to completion, payment shall immediately be due for performance rendered pursuant to such Statement of Work, including expenses incurred in connection with discontinuance of the work in a mutually agreed, orderly fashion.
5.	Contract Administration.

5.1	Contacts. The parties will designate and maintain Principal and Legal Contacts for purposes of all work and business between them concerning the Statement of Works and all notices required or permitted hereunder. These initially will be:

For Service Provider:

For day to day matters:

Principal Contact:	Mr. Dan Weise

Business Phone:	(414) 908-8794

Business Mailing Address:	111 West Michigan Street

Milwaukee, WI 53203

Business Email Address:	DWEISE@VCPI.COM

For legal matters:

Legal Contact:	Mr. Hugh McManus

Business Phone:	(414) 908-8236

Business Mailing Address:	111 West Michigan Street

Milwaukee, WI 53203

Business Email Address:	HMCMANUS@VCPI.COM

For Client:

For day to day matters:

Principal Contact:	Laurie Bebo

Business Phone:	(414) 980-8471

Business Mailing Address:	111 West Michigan Street

Milwaukee, WI 53203

Business Email Address:	LBEBO@ALCCO.COM

For legal matters:

Legal Contact:	Mary Zak-Kowalczyk

Business Phone:	(414) 908-8556

Business Mailing Address:	111 W. Michigan Street, 9th floor

Milwaukee, Wi53203

Business Email Address:	mzakkowaczyk@alcco.com
5.2	Authorizations. The signature or initials of the Principal Contacts on Statement of Works or changes or amendments to Statement of Works shall be deemed sufficient as an authorized signature of the respective party (regardless of whether they are company officers). For all other matters, the signature of the Legal Contacts will also be needed. Further, all formal legal notices to a party shall be sent to the Legal Contact.

5.3	Replacement of Principal Contact. If either party decides at any time to replace the person serving as its Principal Contact, an officer of the party may do so by written notice to the other party. However, prior to Service Provider appointing a new Principal Contact for itself, Service Provider will discuss the matter with Client.

5.4	Notification. Any formal notice pursuant to these standards shall be presumed given three days after being sent postage prepaid by a nationally recognized overnight courier, facsimile or mail directed to the appropriate Contact of the party being notified.
6.	Intellectual Property Issues.
6.1	Third-Party Intellectual Property Rights. Except as otherwise stated in a Statement of Work, Client shall have sole responsibility for obtaining any Intellectual Property Rights of third parties necessary to enable the parties to produce and exploit the Work Product or otherwise perform their obligations hereunder. The party required to obtain the Intellectual Property Rights shall indemnify, defend and hold harmless the other party (as well as any others acting by or under authority of the other party) for any loss, liability, damage, or expense (including court costs and attorney fees) arising out of a claim of infringement of such Intellectual Property Rights arising in connection with Client Products or by virtue of the performance of Service Provider’s obligations hereunder with respect thereto.

6.2	Rights In Work Product. Except as otherwise noted in the Statement of Work, any Work Product IP Rights shall be retained and owned by Service Provider (or to the extent Service Provider so designates, a third party). To the extent delivered to Client, Service Provider hereby grants to Client a nonexclusive, worldwide license under the Work Product IP Rights to copy, make, have made, use and sell, distribute, perform, display, and prepare derivative works of the Work Product or any derivative work thereof, albeit only for its internal business operations and for communications with Service Provider; provided that such license is further subject to any conditions and limitations provided by any third party who provided the software where third party source software is specified.

6.3	Other Service Provider Software. Service Provider grants Client a worldwide, royalty-free, nontransferable, nonexclusive license to copy, make, have made, use and sell, distribute, perform, display, and prepare derivative works of the Other Service Provider Software, including the right to sublicense any or all of the foregoing rights, as necessary for the design, manufacture, sale, use, or repair of products or software based on the Work Product.

6.4	Client’s Rights Contingent on Payment in Full. Client’s rights under Sections 6.2 through 6.3 above are contingent upon Client’s performance of its obligations under any applicable Statement of Work, including payment of charges due, and Service Provider retains all such rights and no right or license is granted or conveyed by Service Provider to Client except when and as such obligations have been performed in accordance with the terms of these standards and any other applicable standards of Service Provider.

6.5	Trademarks. Nothing in these standards shall be deemed to give either party any rights to use the other party’s trademarks or trade names without the other party’s specific, written consent.
7.	Confidentiality.
7.1	Confidentiality. “Confidential Information” shall include, but not be limited to, (a) technical processes and formulas, source or object code, product designs, fees or sales price and other unpublished financial information, product and business plans, and marketing data); or (b) (prior to the disclosure) identified as confidential by class (e.g. personal medical records); (c) any health information subject to confidentiality protection under the Health Information Portability and Accountability Act and the regulations promulgated in connection therewith (“HIPAA Information”); or (d) would be considered confidential by a reasonable person. Except for HIPAA Information, Confidential

Information does not include any information that is: (i) generally known or available to the public through no act of the receiving party, (ii) already known to the receiving party at the time of receiving the Confidential Information, (iii) independently developed by the receiving party; or (iv) furnished to the receiving party by a third party with the right to do so.

7.2	Care And Protection Of Confidential Information. During the Term of this Agreement and for a period of five (5) years thereafter, neither party shall disclose to any person or entity, directly or indirectly, without the prior written approval of the other, any Confidential Information relating to the other party obtained by virtue of this Agreement or the Services performed pursuant to the Agreement. Client shall use reasonable care to prevent the unauthorized use or dissemination of the Confidential Information by its employees. Reasonable care means at least the same degree of care Client uses to protect its own confidential information from unauthorized use or disclosure. Service Provider is hereby authorized to use the Confidential Information in connection with any work under any Statement of Work and for any other purpose consistent with its obligations under the applicable standards. Nothing herein is intended to authorize Service Provider to disclose Confidential Information to other affiliates of Service Provider, unless Client specifically agrees that it may do so.

7.3	Exceptions. Service Provider may use or disclose the Confidential Information if required by any request or order of any government authority, or otherwise as required by law, or as necessary to establish and enforce Service Provider’s rights. Service Provider may use or disclose the Confidential Information on a confidential basis to its business, legal and financial advisors. Before disclosing that Confidential Information for such purpose, reasonable effort must be made to notify Client of the circumstances, and the parties shall cooperate with each other to obtain protection for the confidentiality thereof to the extent available. Unless otherwise compelled by court order, Service Provider shall provide at least notice of thirty (30) days to Client before disclosing Confidential Information without Client’s permission.
8.	General Limitations On Liability. Except as specifically otherwise stated in a Statement of Work, and subject to the additional provisions of any applicable exhibit attached hereto:
8.1	DISCLAIMER OF WARRANTIES. EXCEPT AS PROVIDED BELOW, AND EXCEPT FOR A WARRANTY OF NONINFRINGEMENT WITH REGARD TO USES OF THE WORK PRODUCT IP RIGHTS IN THE MANNER CONTEMPLATED HEREIN, ALL SERVICES PROVIDED AND DELIVERIES MADE UNDER EACH STATEMENT OF WORK, INCLUDING ALL WORK PRODUCT, IS PROVIDED “AS IS”, WITHOUT WARRANTY OF ANY KIND, INCLUDING (WITHOUT LIMITATION) ANY WARRANTY OF TITLE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. DESCRIPTIONS OR SPECIFICATIONS OF DELIVERABLES SHALL CONSTITUTE PROJECT OBJECTIVES AND NOT EXPRESS WARRANTIES.

8.2	Exclusive Remedy. Except as otherwise specifically provided herein (e.g. clause 6.1) Client’s exclusive remedy for any breach under any Statement of Work shall be the re-performance of Service Provider’s services, albeit if it becomes apparent that Service Provider is unable to satisfactorily re-perform the services in a manner complying with the Statement of Work within a reasonable time after the problem is identified, Client shall be entitled to recover (to the extent already paid) that portion of the fees for Service Provider’s services that relate to the deficient services/items, plus a one time payment of One Hundred U.S. Dollars.

8.3	EXCLUSION OF CERTAIN DAMAGES. EXCEPT AS PROVIDED IN PARAGRAPH 6.1, IN NO EVENT SHALL SERVICE PROVIDER BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSS OF PROFITS, LOSS OF USE OF DATA OR INTERRUPTION OF BUSINESS, WHETHER SUCH ALLEGED DAMAGES ARE ALLEGED IN TORT, CONTRACT OR INDEMNITY,

EVEN IF SERVICE PROVIDER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL SERVICE PROVIDER BE LIABLE FOR ANY REASON IN CONTRACT OR TORT FOR ANY AMOUNT IN EXCESS OF THE FEES PAID BY CLIENT WITH RESPECT TO THE STATEMENT OF WORK TO WHICH SUCH LIABILITY RELATES, PLUS THE AFORESAID PAYMENT OF ONE HUNDRED U.S. DOLLARS.

8.4.	Indemnification. Except as provided above in clauses 6.1 and 8.3, Client agrees to defend or settle, and to indemnify and to hold Service Provider harmless from, any Claim by or on behalf of any third party relating to the Work Product, or any other work provided under any Statement of Work. “Claims” shall include without limitation all claims, demands, actions, liabilities, losses, damages and expenses including, without limitation, settlement costs, and reasonable attorney’s fees.
9.	Term And Termination.
9.1	Term. These standards shall be effective upon the date the first Statement of Work referring thereto is executed, and unless (and to the extent) terminated earlier as provided below it shall remain in force for three years after the last Statement of Work referring thereto is executed.
     9.2. Term And Termination Of Statement Of Work.
9.2.1 General. Unless otherwise stated in the applicable Statement of Work or as provided in this Section 9.2, the term of a Statement of Work shall last until performance there under is completed.
9.2.2 Termination Of Statement Of Work. Either party may terminate an the Statement of Work for its own convenience upon not less than ninety (90) days notice to the other party with or without cause, but shall remain in effect as to fees owed for the period prior to termination.
9.2.3 Termination For Breach. If a party commits a material breach of any Statement of Work and such party fails to cure such breach within thirty (30) days after providing notice of such breach to the other party, the non-breaching party may terminate any or all Statements of Work by providing written notice of such termination.
9.2.4 Winding Up Upon Termination Of Statement Of Work. Upon early termination of a Statement of Work other than for a Client’s breach under Section 9.2.5, Service Provider shall inform Client of the extent to which performance has been completed through such date, and collect and deliver all work in process to Client upon full payment of any amounts remaining due to Service Provider. In the event of termination, Service Provider agrees to wind up its work in a commercially reasonable manner and to preserve and deliver items of value created prior to termination.
9.3	Survival. Notwithstanding any termination of a Statement of Work, the provisions of Sections 4 (to the extent payments remain due), 6, 7, 8, 9 and 10 shall remain in effect.

9.4	Return Of Materials. With respect to those Statement(s) of Work that are terminated, each party shall promptly (and in no case more than 30 days) return to the other all data, materials and other property of the other party then held by it.
10.	Miscellaneous.
10.1	Taxes. The charges specified on any Statement of Work and any hourly rates specified by Service Provider shall be deemed not to have included taxes. Client shall thus also be responsible for all sales, use, property, value added or similar taxes based on the services provided. If Service Provider is required to pay such taxes, the taxes shall be billed to Client and Client agrees to pay Service Provider (within thirty days) the full amount of such taxes and any interest or penalties incurred due to late payment or nonpayment of such taxes by Client.

10.2	Force Majeure. Either party shall be excused from delays in performing or from its failure to perform hereunder to the extent that such delays or failures result from causes beyond the reasonable control of such party; provided that, in order to be excused from delay or failure to perform, such party must act diligently to remedy the cause of such delay or failure.

10.3	No Agency Or Employment. Service Provider, in rendering performance under Statement of Work(s) referring hereto from time to time, is acting solely as an independent contractor. In no way is Service Provider to be construed as an employee or agent or acting as the agent of Client in any respect. Service Provider has the sole right to control and direct the means, manner and method by which the services required will be performed and may perform the services at any place or locations as Service Provider may determine. Service Provider shall provide all equipment and materials necessary to provide services except to the extent otherwise specified in a Statement of Work or to the extent that some of Service Provider’s work must be performed on Client’s computer, or existing software, or in Client-specified facilities (e.g. if Service Provider is implementing the installation of computer hardware or software at Client’s facilities and training Client employees there).

10.4	No Exclusivity. Nothing herein or in any Statement of Work shall be construed as establishing an exclusive arrangement between Client and Service Provider. Service Provider shall have the right to perform any services (including without limitation the same kinds of services provided to Client hereunder) to others during the term of the activities hereunder, and Client shall have the right to engage others to provide any services to Client (including without limitation the same kinds of services provided to Client hereunder).

10.5	Severability. If any provision of a Statement of Work or any standard referred to therein be held to be invalid, the other provisions will not be affected to the greatest extent possible consistent with the parties’ intent.

10.6	No Waiver. The failure of either party to require the performance of any item or obligation, or the waiver by either party of any breach shall not act as a bar to subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

10.7	Governing Law. The validity, construction and enforcement of the obligations of the parties relating to a Statement of Work shall be determined in accordance with the laws of Wisconsin, and any disputes relating thereto may only be initially litigated in a Wisconsin state court or Wisconsin federal district court.

10.8	Entire Agreement. The Statement of Work(s), together with the standards referred to therein, and any confidentiality agreement entered into by the parties before the date of the first Statement of Work between them subject to this standard, constitute the entire agreement between the parties relating to the subject matter, and supersede any prior or contemporaneous understandings, representations or agreements relating thereto. No change, waiver, or discharge hereof shall be valid unless it is in writing and is executed by the party against whom such change, waiver, or discharge is sought to be enforced.

10.9	No Assignment. Neither party may, without the prior written consent of the other party, assign or transfer any obligation incurred relating to a Statement of Work.

IN WITNESS WHEREOF, the parties named below, by signatures of their duly authorized representatives, have executed this Agreement on the dates set forth below, the latter of which shall be the effective date of the Agreement.

Accepted by VCPI		Accepted by Assisted Living Concepts:

By:	/s/ Philip W. Small	By:	/s/ L. Bebo

Name:	Philip W. Small	Name:	Laurie Bebo

Title:		Title:	President & CEO

Date:	2/27/07	Date:	2/26/07